Exhibit 99.1

Global Partners LP to Acquire 25 Liquid Energy Terminals from Motiva Enterprises LLC

Underpinned by a 25-year guaranteed take-or-pay throughput agreement, the strategically located assets will significantly increase Global’s operating footprint

WALTHAM, Mass.--(BUSINESS WIRE)--November 9, 2023--Global Partners LP (“Global”) (NYSE:GLP), an integrated storage, distribution and retail liquid energy company, has entered into an asset purchase agreement with Motiva Enterprises LLC (“Motiva”) to acquire 25 liquid energy terminals along the Atlantic Coast, in the Southeast and in Texas. Global has agreed to purchase the terminals, with a shell capacity of 8.4 million barrels, for $305.8 million in cash.

Global currently owns or leases 24 liquid energy terminals in states throughout the Northeast and in North Dakota and Oregon. This acquisition will significantly increase Global’s terminal capacity and geographic reach to cover the Atlantic Coast and the US Gulf. The strategically located assets have a direct connection to a critical network of docks and refined product pipelines—Colonial, Plantation, Enterprise, Explorer, and Magellan. Upon closing, Global’s storage capacity will increase approximately 85 percent to 18.3 million barrels.1

“This acquisition is an exceptional opportunity to deliver on our strategy and create value by expanding our footprint into areas with increasing population centers. As a premier operator of terminals, wholesale distribution and retail marketing, we believe these terminals allow us to leverage our expertise in supply and give us a platform for growth in all aspects of our business,” said Eric Slifka, Global’s President and Chief Executive Officer.

“The transaction is backed by a 25-year agreement with Motiva, our anchor tenant, that includes minimum annual revenue commitments,” Mr. Slifka added. “This acquisition, underpinned by the strength of a long-term throughput agreement, will provide the potential for growth into the future.”

Jeff Rinker, Motiva’s President and Chief Executive Officer, said, “With the divestiture of our product terminals, we will increase our focus on growing our core manufacturing and logistics centered around Port Arthur Manufacturing Complex while continuing to strengthen and grow our marketing channels. I’m excited about entering this long-term partnership with Global Partners and believe the relationship with such an outstanding terminal operator will be positive for our customers and support growth of our marketing business.”

The acquisition is subject to customary closing conditions, including regulatory approvals, and expected to close by year-end. Global expects the acquisition to be accretive to distributable cash flow per common unit in the first full year of operations, excluding the impact of first year transition-related expenses. BofA Securities acted as exclusive financial advisor to Global. The purchase price will be funded with borrowings under Global’s revolving credit facility.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

About Motiva Enterprises

Headquartered in Houston, Texas, Motiva refines, distributes, and markets petroleum products throughout the Americas. The company’s Port Arthur Manufacturing Complex is comprised of North America’s largest refinery with a crude capacity of 640,000 barrels a day, the country’s largest base oil plant, and an adjacent chemical plant. Under exclusive, long-term brand licenses with Shell and Phillips 66 (for the 76® brand), Motiva’s marketing operations support more than 5,000 retail gasoline stations. Motiva is wholly owned by Aramco.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

1 Based on the Partnership’s storage capacity as of September 30, 2023.

Contacts

Media
Catie Kerns
SVP Corporate Affairs and Sustainability
Global Partners LP
media@globalp.com
(781) 894-8800

Investors
Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800